Exhibit 99.1

FOR IMMEDIATE RELEASE
Tuesday, February 8, 2011
7:30 a.m. CST
TELEVISION COMPANY BELO CORP. (BLC) REPORTS EARNINGS FOR FOURTH QUARTER AND FULL YEAR 2010
     DALLAS — Belo Corp. (NYSE: BLC), one of the nation’s largest pure-play, publicly-traded television companies, today reported fourth quarter and full year 2010 net earnings (loss) per share of $0.38 and $0.83, respectively, compared to $0.21 and ($1.06), respectively, for the fourth quarter and full year 2009. Full year 2009 included a non-cash impairment charge to intangible assets of $1.51 per share in the third quarter and a gain on the repurchase and retirement of Company bonds of $0.09 per share in the first quarter.
2010 in Review
     Commenting on the Company’s operating performance, Dunia A. Shive, Belo Corp.’s president and Chief Executive Officer, said, “Fourth quarter’s near record political revenue of $35.7 million led the Company to a 22 percent increase in spot revenue and a 20 percent increase in total revenue for the fourth quarter, providing a strong finish to an outstanding year of revenue growth. Belo’s total revenue for full year 2010 grew 16.5 percent compared to 2009, driven by an 18 percent increase in spot revenue related to the continued local and national spot advertising recovery and almost $56 million in 2010 political revenue.
     “Combined station and corporate operating costs grew 5.8 percent in 2010, compared to 2009, and the Company’s station adjusted EBITDA totaled $278 million for the full year, a 40 percent increase over 2009. The station adjusted EBITDA margin for 2010 was 40 percent versus 34 percent in 2009. Debt reduction remained the Company’s primary use of free cash flow during the year. The Company paid down $52 million of debt in the fourth quarter of 2010 and $131 million for full year 2010.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Two
     “In 2007, Belo applied for a change in accounting method with the Internal Revenue Service (“IRS”) related to the deduction of amortization expense associated with certain intangibles. In November of 2010, the Company received a consent letter from the IRS approving the change in accounting method and subsequently filed an amendment to its 2007 federal tax return. Pending final review by the IRS and related authorities, the amended return is expected to result in a tax refund of approximately $30 million for the Company. The 2010 year-end balance sheet reflects the effects of the tax refund receivable. The refund did not have any effect on earnings in 2010, other than interest income related to the refund. Any difference in the final amount of the refund versus our current estimate will run through earnings in the period in which the refund is received, which is currently expected to be in the back half of 2011.”
Operating Results
     Total revenue increased 20 percent in the fourth quarter of 2010 versus the fourth quarter of 2009. Total spot revenue was up 22 percent in the fourth quarter of 2010 due primarily to a $26.9 million increase in political revenue. Local spot revenue increased 1.2 percent and national spot revenue increased 7.1 percent in the fourth quarter of 2010 versus the fourth quarter of 2009 as crowd-out from political revenue affected core spot revenue growth. Other revenue, which includes barter and trade advertising, network compensation, Internet advertising revenue and retransmission revenue, was up 13 percent in the fourth quarter of 2010 due to increases in the Company’s retransmission revenue and Internet advertising revenue.
     Total revenue increased 16.5 percent for full year 2010 versus 2009. Full year 2010 spot revenue was up 18 percent, with a 6.1 percent increase in local spot, a 16 percent increase in national spot and a $42.3 million increase in political revenue compared to 2009. The 2010 local and national spot revenue increase reflects an improved advertising environment led by the automotive category, which was up 29 percent, and double-digit increases in several other large revenue categories including financial services, grocery and food products, and telecommunications. Other revenue was up 9.1 percent for full year 2010 due to increases in the Company’s retransmission revenue and Internet advertising revenue.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Three
     Station salaries, wages and employee benefits increased $7.7 million during the fourth quarter of 2010 versus the fourth quarter of 2009 due primarily to a $2 million increase in accrued bonus expense, a $1.2 million increase in pension expense, including the effect of reinstating the pension transition supplement benefit that was suspended in 2009, and a non-cash credit of $3.1 million in the fourth quarter of 2009 related to the conversion to a paid time off vacation policy. Station programming and other operating costs were up 4.6 percent in the fourth quarter of 2010 versus the fourth quarter of 2009 due primarily to higher national representation fees related to national spot political revenue.
     Station salaries, wages and employee benefits increased $18.9 million for full year 2010 versus 2009 due primarily to a $7.5 million increase in accrued bonus expense, a $5 million increase in pension expense, and a non-cash credit of $7.5 million in 2009 related to the conversion to a paid time off vacation policy. Station programming and other operating costs were down slightly in 2010 as increases in national representation fees were offset by non-cash expense reductions related to third-party funding of certain newsgathering equipment.
     Station adjusted EBITDA of $97.6 million for the fourth quarter of 2010 was up 34 percent compared to fourth quarter 2009. Station adjusted EBITDA of $278 million for full year 2010 was up 40 percent versus full year 2009. The station adjusted EBITDA margin for the fourth quarter of 2010 was 47 percent versus 43 percent in the fourth quarter of 2009, and 40 percent for full year 2010 versus 34 percent in 2009.
Corporate
     Corporate operating costs of $10.3 million in the fourth quarter of 2010 were $2.3 million higher than the fourth quarter of 2009 due primarily to a $1.9 million increase in accrued performance-based bonus expense. Corporate operating costs of $36.5 million in 2010 were $6.6 million higher than 2009 due primarily to a $5.2 million increase in accrued performance-based bonus expense and a $4 million increase in pension expense, partially offset by decreases in technology costs.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Four
     In the Company’s third quarter earnings release dated October 28, 2010, three factors were noted that would affect combined station and corporate operating costs for the fourth quarter. Below is a list of those factors with their actual effect on fourth quarter expenses:
•	a $3.2 million non-cash credit in the fourth quarter of 2009 related to the Company’s conversion to a paid time off vacation policy;

•	a $2.3 million increase in pension expense in the fourth quarter of 2010, which included the reinstatement of the pension transition supplement that was suspended in 2009; and,

•	a $3.9 million increase in performance-based bonus expense in the fourth quarter of 2010 compared to the fourth quarter of 2009.
     In Belo’s third quarter earnings release, the Company projected that, on a reported basis, fourth quarter combined station and corporate operating costs would be up approximately 12 to 13 percent versus the fourth quarter of 2009; and, excluding the above items, fourth quarter combined station and corporate operating costs would be up less than 5 percent. On a reported basis, fourth quarter combined station and corporate operating costs were up 11.7 percent compared to the fourth quarter of 2009. Excluding the above items, fourth quarter combined station and corporate operating costs were up 2.7 percent compared to the fourth quarter of 2009.
Other Items
     The Company recorded a reduction in operating expenses of $8.6 million in 2010 related to pension contribution reimbursements received from A. H. Belo Corporation (“A. H. Belo”). The reimbursements related to A. H. Belo’s contractual obligation to reimburse Belo for 60 percent of any pension contributions Belo made to The G. B. Dealey Retirement Pension Plan (“Pension Plan”). This $8.6 million credit is shown as a separate component of total operating costs and expenses on Belo’s Consolidated Statements of Operations. There were no pension contribution reimbursements in the fourth quarter of 2010.
     Belo’s depreciation expense totaled $8.2 million in the fourth quarter of 2010, down from $9.4 million in the fourth quarter of 2009. Full year 2010 depreciation expense totaled $34.7 million, down from $41.7 million in 2009.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Five
     The Company’s interest expense decreased 1.1 percent in the fourth quarter of 2010 compared to the fourth quarter of 2009. Full year 2010 interest expense increased $14 million compared to the prior year due primarily to increased interest costs associated with the Company’s $275 million senior note offering completed in the fourth quarter of 2009 and the amortization of the discount and refinancing costs associated with the note offering and concurrent amendment of the Company’s credit facility. The debt incurred in the note offering was previously included in the Company’s lower-rate revolving credit facility.
     Other income, net, increased $1.7 million in the fourth quarter of 2010 due primarily to interest income on the tax refund receivable mentioned earlier. Other income, net, decreased $11.1 million for the full year 2010 compared to 2009 due primarily to a $14.9 million pretax gain in 2009 associated with the repurchase and retirement of Company bonds, which was partially offset by a $3.2 million charge in 2009 associated with the relocation of the Company’s news bureau in Washington, D.C. and an increase in the reserve for an investment in 2009.
     Income tax expense increased $7.9 million in the fourth quarter of 2010 compared to the fourth quarter of 2009 due primarily to higher pre-tax earnings. Income tax expense increased $109 million for the full year 2010 versus the prior year due primarily to an $87 million tax benefit in 2009 associated with the impairment charge noted above and higher pre-tax earnings in 2010.
     Total debt at December 31, 2010 was $897.1 million. The Company’s total leverage ratio, as defined in the Company’s credit facility, was 3.7 times at December 31, 2010, down from 4.3 times at September 30, 2010 and 5.9 times at December 31, 2009. Belo invested $4.4 million in capital expenditures in the fourth quarter of 2010 and $15 million for the year.
Non-GAAP Financial Measures
     A reconciliation of station adjusted EBITDA to earnings (loss) from operations and a reconciliation of net earnings (loss) to pro forma net earnings are set forth in an exhibit to this release.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Six
2011 Outlook
     Looking to 2011, Shive said, “We currently expect to see continued recovery in advertising as long as the economy does not experience an unanticipated setback. We expect spot revenue excluding political to grow in 2011, but at a more moderate rate than in 2010. Comparables will be difficult in the first quarter of 2011 as we cycle against a 17 percent increase in spot advertising revenue in the first quarter of 2010, which benefited from $8.4 million in Olympics revenue, $6.3 million in political revenue, and $2.3 million in Super Bowl revenue from our five CBS affiliates compared to the Super Bowl airing on our one Fox affiliate in 2011. Despite these 2010 items, we still expect combined local and national spot advertising revenue to grow in the low-single digits in the first quarter of 2011 compared to the first quarter of 2010, and total spot revenue including political to be down in the low-single digits.
     “We expect reported combined station and corporate operating costs to grow at a low-to-mid single digit rate in 2011. However, there will be fluctuations in quarterly expense variances in 2011 due to the non-cash expense reductions recorded in the first half of 2010 related to third-party funding of certain newsgathering equipment and syndicated programming expense savings related to the Oprah show ending in the fall of 2011. For the first quarter of 2011, combined station and corporate operating expenses are expected to be up six to seven percent compared to the first quarter of 2010. Excluding a $3.9 million non-cash expense reduction related to third-party funding of certain newsgathering equipment in the first quarter of 2010, combined station and corporate operating expenses are expected to be up three to four percent.
     “On January 3, 2011, the Company announced the completion of the split of the Pension Plan with A. H. Belo. The Company will record a non-cash charge in the first quarter of 2011 related to the split of approximately $19 million to $23 million, with an associated tax benefit of approximately $5 million to $7 million. The Company will also record a significant increase to equity and a significant reduction in its unfunded pension liability as a result of the split.
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Belo Announces Fourth Quarter and Full Year 2010 Earnings
February 8, 2011
Page Seven
     “Capital expenditures in 2011 are expected to be approximately $16 million. Interest expense is expected to be around $72 million in 2011. The Company’s effective tax rate for 2011 is expected to be around 41 percent, a little higher than normal because of the non-cash charge related to the split of the Pension Plan.”
     A conference call to discuss this release and other matters of interest to shareholders and analysts will follow at 1:00 p.m. CST this afternoon. The conference call will be simultaneously Webcast on Belo Corp.’s Web site (www.belo.com/invest). Following the conclusion of the Webcast, a replay of the conference call will be archived on Belo’s Web site. To access the listen-only conference lines, dial 1-800-230-1951. A replay line will be open from 3:00 p.m. CST on February 8 until 11:59 p.m. CST February 22. To access the replay, dial 800-475-6701 or 320-365-3844. The access code for the replay is 187908.
About Belo Corp.
     Belo Corp. (BLC), one of the nation’s largest pure-play, publicly-traded television companies, owns and operates 20 television stations (nine in the top 25 markets) and their associated Web sites. Belo stations, which include affiliations with ABC, CBS, NBC, FOX, and the CW, reach more than 14 percent of U.S. television households in 15 highly-attractive markets. Belo stations rank first or second in nearly all of their local markets. Additional information is available at www.belo.com or by contacting Paul Fry, vice president/Investor Relations & Treasury Operations, at 214-977-6835.
     Statements in this communication concerning Belo’s business outlook or future economic performance, anticipated profitability, revenues, expenses, capital expenditures, investments, future financings, impairments, pension matters, and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements.
     Such risks, uncertainties and factors include, but are not limited to, uncertainties regarding the costs, consequences (including tax consequences) and other effects of the Company’s spin-off distribution of its newspaper businesses and related assets to A. H. Belo Corporation and the associated agreements between the Company and A. H. Belo relating to various matters; changes in capital market conditions and prospects, and other factors such as changes in advertising demand, interest rates and programming and production costs; changes in viewership patterns and demography, and actions by Nielsen; changes in the network-affiliate business model for broadcast television; technological changes, and the development of new systems to distribute and consume television and other audio-visual content; changes in the ability to secure, and in the terms of, carriage of Belo programming on cable, satellite, telecommunications and other program distribution methods; development of Internet commerce; industry cycles; changes in pricing or other actions by competitors and suppliers; Federal Communications Commission and other regulatory, tax and legal changes; adoption of new accounting standards or changes in existing accounting standards by the Financial Accounting Standards Board or other accounting standard-setting bodies or authorities; the effects of Company acquisitions, dispositions, co-owned ventures, and investments; pension plan matters; general economic conditions; and significant armed conflict, as well as other risks detailed in Belo’s other public disclosures and filings with the SEC including Belo’s Annual Report on Form 10-K.

Belo Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
In thousands, except per share amounts	(unaudited)	(unaudited)	(unaudited)
Net Operating Revenues	$206,228	$171,344	$687,395	$590,267

Operating Costs and Expenses
Station salaries, wages and employee benefits	53,537	45,792	209,945	191,003
Station programming and other operating costs	55,085	52,659	199,304	200,215
Corporate operating costs	10,285	8,011	36,487	29,902
Pension contribution reimbursements	—	—	(8,572)	—
Depreciation	8,231	9,376	34,693	41,655
Impairment charge	—	—	—	242,144

Total operating costs and expenses	127,138	115,838	471,857	704,919

Earnings (loss) from operations	79,090	55,506	215,538	(114,652)

Other Income and (Expense)
Interest expense	(18,155)	(18,354)	(77,895)	(63,920)
Other income (expense), net	1,248	(466)	1,377	12,441

Total other income and (expense)	(16,907)	(18,820)	(76,518)	(51,479)

Earnings (loss) before income taxes	62,183	36,686	139,020	(166,131)
Income tax expense (benefit)	22,289	14,432	52,114	(57,070)

Net earnings (loss)	$39,894	$22,254	$86,906	$(109,061)

Net earnings (loss) per share — Basic	$0.38	$0.21	$0.83	$(1.06)

Net earnings (loss) per share — Diluted	$0.38	$0.21	$0.83	$(1.06)

Weighted average shares outstanding
Basic	103,156	102,553	103,026	102,491
Diluted	103,558	102,954	103,437	102,491

Dividends declared per share	$—	$—	$—	$0.075

Belo Corp.
Consolidated Condensed Balance Sheets

	December 31,	December 31,
	2010	2009
In thousands	(unaudited)
Assets
Current assets
Cash and temporary cash investments	$8,309	$4,800
Accounts receivable, net	144,992	139,911
Other current assets	57,495	31,413

Total current assets	210,796	176,124

Property, plant and equipment, net	164,439	177,475
Intangible assets, net	1,149,272	1,149,272
Other assets	65,883	81,590

Total assets	$1,590,390	$1,584,461

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable	$20,744	$20,736
Accrued expenses	88,845	56,199
Other current liabilities	27,611	26,962

Total current liabilities	137,200	103,897

Long-term debt	897,111	1,028,219
Deferred income taxes	206,765	158,857
Other liabilities	178,672	210,626
Total shareholders’ equity	170,642	82,862

Total liabilities and shareholders’ equity	$1,590,390	$1,584,461

Note	In connection with the accounting for the Company’s 2007 amended federal tax return and refund discussed in this release, an immaterial prior period adjustment to reduce deferred income taxes by $11,031 and increase shareholders’ equity by the same amount is reflected on the December 31, 2009 balance sheet.

Belo Corp.
Non-GAAP to GAAP Reconciliations
Station Adjusted EBITDA

	Three months ended		Twelve months ended
	December 31,		December 31,
In thousands (unaudited)	2010	2009	2010	2009
Station Adjusted EBITDA (1)	$97,606	$72,893	$278,146	$199,049
Corporate operating costs	(10,285)	(8,011)	(36,487)	(29,902)
Depreciation	(8,231)	(9,376)	(34,693)	(41,655)
Pension contribution reimbursements	—	—	8,572	—
Impairment charge	—	—	—	(242,144)

Earnings (loss) from operations	$79,090	$55,506	$215,538	$(114,652)

Note 1:	Belo’s management uses Station Adjusted EBITDA as the primary measure of profitability to evaluate operating performance and to allocate capital resources and bonuses to eligible operating company employees. Station Adjusted EBITDA represents the Company’s earnings from operations before interest expense, income taxes, depreciation, amortization, impairment charge, pension contribution reimbursements and corporate operating costs. Other income (expense), net is not allocated to television station earnings from operations because it consists primarily of equity in earnings (losses) from investments in partnerships and joint ventures and other non-operating income (expense).
Pro Forma Net Earnings
In thousands (unaudited)

	Three months ended		Three months ended
	December 31, 2010		December 31, 2009
	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$39,894	$0.38	$22,254	$0.21
Pension contribution reimbursements, net of tax	—		—

Pro forma net earnings	$39,894	$0.38	$22,254	$0.21

Note 2:	There were no pro forma adjustments for the three months ended December 31, 2010 or 2009.

	Twelve months ended		Twelve months ended
	December 31, 2010		December 31, 2009
	Earnings	EPS	Earnings	EPS
Net earnings (loss)	$86,906	$0.83	$(109,061)	$(1.06)

Pension contribution reimbursements, net of tax	(5,229)	(0.05)	—
Gain from extinguishment of debt, net of tax	—		(9,131)	(0.09)
Impairment charge, net of tax	—		155,420	1.51

Pro forma net earnings	$81,677	$0.79	$37,228	$0.36